Exhibit 10.1

Gerard Brossard
[Address Redacted]

June 10, 2022

Re: Confidential Employment Separation Agreement and Release

Dear Gerard,

    This letter confirms your separation from Rimini Street, Inc. (“Company” or “Employer”). In exchange for your acceptance of this agreement (“Agreement”), Employer is offering you a severance package under the following terms:

1.Separation of Employment. Your employment with Employer will end on 06/10/2022 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company.

2.Separation Pay. In exchange for the mutual promises set forth in this Agreement, and beginning on the eighth (8th) day following your execution of this Agreement (the “Effective Date” except as otherwise set forth below for Minnesota and West Virginia employees), the Company agrees to provide you with the following Separation Pay:

a.Employer agrees to pay you a lump sum payment of One Hundred Three Thousand One Hundred Twenty-Five Dollars and 00/100 ($103,125), equivalent to three (3) months’ pay, which shall be paid in accordance with Employer’s normal payroll practices and less all applicable payroll taxes and withholdings. This payment shall be made to you within thirty (30) days following the Effective Date.

b.COBRA. Provided you are eligible and timely elect to continue your healthcare coverage under the Company’s group health plans pursuant to your rights under the Consolidated Omnibus Budget reconciliation Act of 1985, as amended (“COBRA”), Employer shall pay the costs you incur to obtain such continued coverage (the “Coverage Costs”) until the earlier of: (A) the end of three (3) month’s period measured from your COBRA eligibility date, or (B) the date you become eligible for group health coverage with another employer (the “Coverage Period”). All such insurance premiums or other coverage costs payable by the Company shall be paid by the Company within thirty (30) days after the due date

You acknowledge and agree that the Separation Pay is not otherwise due or owing to you under any employment agreement (oral or written) or Employer policy or practice. You also agree that the Separation Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties. You further acknowledge that there are no other wages or monies due or owed to you by Employer, except as provided in Exhibit B. You further acknowledge and agree that you have (i) reported to Employer any and all work-related injuries or occupational disease incurred by you during your employment by Employer; (ii) been properly provided any leave requested under the Family and Medical Leave Act or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) had the opportunity to provide Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Employer or any other released person or entity; (iv) been properly and fully paid for all hours worked; and (v) no claim for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure
Rimini Street, Inc.
Worldwide Headquarters 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169 USA
Phone: +1 702.839.9671 Toll-Free: + 1 888.870.9692     Fax: +1 702.973.7491 riministreet.com

to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in court, before an administrative action, or through an internal complaint process against Employer or any released party.

3.Equity Compensation; Insider Trading.

(a)    You acknowledge and agree that the stock options (“Options”) and restricted stock units (“RSUs”) granted to you under Employer’s 2013 Equity Incentive Plan (the “2013 Plan”), including your rights to exercise Options or acquire vested shares, are governed by the terms of the 2013 Plan, award agreement(s), grant notice(s) and any other agreements between you and Employer governing the terms of the Options and the RSUs (the 2013 Plan, together with all such agreements, the “Award Documents”). All terms, conditions and limitations applicable to the Options and the RSUs will remain in full force and effect pursuant to the applicable Award Documents.

(b)    You acknowledge and reaffirm your ongoing obligations under Employer’s Insider Trading Policy and Guidelines with Respect to Certain Transactions in Securities (the “Insider Trading Policy”) and agree that those obligations continue to apply following your separation from employment, until such time as any material, nonpublic information possessed by you has become public or is no longer material. Without limiting the foregoing, you acknowledge and agree that you shall continue to be subject to the remainder of any “quarterly blackout period” (as described in the Insider Trading Policy), if such blackout period was instituted prior to your separation from employment.

4.Benefits. Your health insurance benefits, if any, will cease on the last day of the month in which the Separation Date fell, subject to your right to continue your health insurance under COBRA. Your participation in all benefits and incidents of employment, if any, including, but not limited to, the accrual of bonuses and PTO, cease as of the Separation Date.

5.Confidentiality. Subject to Section 7 (“Rights Not Waived”), you expressly acknowledge and agree to the following:

(a)    You will promptly return to Employer all Company documents (and any copies thereof) and property (other than records of your compensation and benefits), and that you shall abide by the provisions of the Employee Intellectual Property and Confidentiality Agreement between you and Employer dated 05/27/2020 (the “Confidentiality Agreement,” attached hereto as Exhibit A), the terms of which are hereby incorporated by reference and which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Employer’s trade secrets and/or confidential and proprietary documents and information;

(b)    You acknowledge that Employer shall publicly disclose the existence and terms of this Agreement as required by applicable laws and regulations, including but not limited to the filing of a Current Report on Form 8-K with the United States Securities and Exchange Commission (the “SEC”) within four business days of the Separation Date. Unless such information has previously been publicly disclosed by Employer in a filing made with the SEC, all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, but only after you have obtained their agreement, for the benefit of Employer, to abide by this confidentiality agreement. If you have already disclosed these terms to your spouse, legal counsel, accountant or tax advisor, you represent and warrant that you have already instructed them to abide by this confidentiality agreement);

(c)    You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of Employer (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Employer, and you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of Employer (including its officers, directors, employees and consultants);

(d)    From the Separation Date, and at any time thereafter, if Employer requires your presence you will cooperate fully with Employer in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Employer, its directors, shareholders, officers, or employees. Employer shall reimburse you for reasonable documented travel expenses incurred should your presence be required in person. Your cooperation in connection with such claims or actions shall include, without limitation, your being available to meet with Employer to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting Employer.

(e)    Any breach of this Section 5 shall constitute a material breach of this Agreement for which the Company reserves the right to pursue all available legal (monetary) and equitable remedies.

(f)    For Alabama employees, the non-disparagement obligation in this Agreement does not prevent you from exercising the right to (1) communicate with a law enforcement officer acting within the line and scope of the officer's law enforcement duties that a violation of the law has occurred or is occurring; (2) communicate with a government regulator acting within the line and scope of the regulator's regulatory duties that a violation of the law has occurred or is occurring; (3) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (4) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (5) confer with the obligated party's attorney for the purpose of obtaining legal advice or representation; (6) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (7) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (8) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.

(g)     For Illinois employees, nothing in this Agreement is intended to or will be used in any way to limit your rights to make truthful statements or disclosures regarding unlawful employment practices.

(h)    For West Virginia employees, this confidentiality obligation does not apply to communications between you and (i) the Human Rights Commission and (ii) similarly situated employees.

6.Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay discussed in Section 2, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal Claims against Rimini Street1 of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you sign this Agreement. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Rimini Street seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Employer, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement.

Without limiting the foregoing general waiver and release, you specifically waive, and release Employer from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**    Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status, sexual orientation or status as a covered service member under the Uniform Services Employment and re-Employment Rights Act (USERRA). Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar state statute.

**    Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Family and Medical Leave Act of 1993, the National Labor Relations Act (NLRA), the Employee Retirement Income Security Act of 1974, and any similar state statute. For Massachusetts employees, the claims you are releasing include claims under the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Overtime Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, and the Massachusetts Earned Sick Time Law. For New Jersey employees, the claims you are releasing include claims under the New Jersey Conscientious Employee Protection Act and the New Jersey Law Against Discrimination. For West Virginia employees, the claims you are releasing include claims under the West Virginia Human Rights Act.

**    Claims under any state or federal common law theory including, without limitation, wrongful discharge, constructive discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or
1 For purposes of this Section, “Rimini Street” includes any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Rimini Street, Inc.), subsidiaries and all other related entities, its and their directors, officers, employees, trustees, agents, successors and assigns, and all persons acting by, through, under or in concert with Rimini Street, Inc.

negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**    Any other Claim arising under state or federal law.

You agree that you will not initiate any complaint or institute any claim or lawsuit against Employer based on any fact or circumstance occurring up to and including the date you sign this Agreement.

It is Employer’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have the right and are advised, encouraged, and provided the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

In addition to the forgoing, you hereby agree that you waive all rights under section 1542 of the Civil Code of the State of California. Section 1542 provides that:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Agreement shall remain effective in all respects notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under section 1542 of the California Civil Code.

If you are a Montana employee, you are releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:

A general release does not extend to claims that the creditor does not know or suspect to exist in the creditor's favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor's settlement with the debtor.

If you are a North Dakota employee, you expressly waive any and all rights that you may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code Section 9-13-02.

If you are a South Dakota employee, you expressly waive any and all rights that you may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.

Notwithstanding the foregoing, this section does not release Employer from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

7.Rights Not Waived. You understand this Agreement does not apply to (a) any claims or rights that may arise after the date that you signed this Agreement, (b) Employer’s expense reimbursement policies, (c) any vested rights under Employer’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) (e) prevents you from communicating with or filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (f) precludes you from exercising your rights under Section 7 of the NLRA or similar state law, to engage in protected, concerted activity with other employees, although by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not Employer) for information provided to the government agency. Further, nothing in this Agreement prevents you from challenging the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”). For New Jersey employees, nothing in this Agreement (including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) shall have the purpose or effect of requiring you to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that you do not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information. For California employees, nothing in this Agreement (including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of Employer, or on the part of the agents or employees of Employer, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; or prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. For Illinois and Nevada employees, nothing in this Agreement (including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) precludes you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Employer, its agents, or employees, when you have been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. For Oregon employees, nothing in this Agreement (including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) (w) has the purpose or effect of preventing you from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation.

8.Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that, except for Exhibit A, and the Award Documents, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and Employer and sets forth the entire agreement between you and Employer. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of Employer’s right to seek enforcement of such provision in the future. This Agreement shall be governed by and construed in accordance with the laws of Nevada, without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

9.No Admission of Liability. This Agreement shall not be construed as an admission by Employer of any liability to you or of the violation of any statute or legal or equitable obligation, and Employer expressly denies any such violation.

10.Time to Consider and Voluntary Execution of Agreement.
a.You are advised to consult with an attorney before signing this Agreement and acknowledge having had sufficient opportunity to do so. By executing this Agreement, you are acknowledging that this Agreement has been reviewed by you, together with an attorney of your choosing, and you have had a full opportunity to negotiate its contents. You have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Employer nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
b.This offer will remain open for twenty-one (21) days from the date you receive it. You and the Company agree that any changes to Agreement do not restart this consideration period. You may accept this offer by signing and dating it below and returning the signed and dated acceptance to the Director of Human Resources at Employer. If the 21st day falls on a weekend or national holiday, your acceptance must be delivered the next business day.
c.If you sign this Agreement, you can change your mind and revoke it within seven (7) days after signing it (Revocation Period) by delivering written notice of revocation to Seth Ravin at Rimini Street, Inc., 6601 Koll Center Pkwy., Suite 300, Pleasanton, CA 94566 USA. This Agreement will not be effective until after the Revocation Period has expired, and you will not be entitled to receive any benefits until after the Effective Date. If the Revocation Period expires on a weekend or holiday, you have until the end of the next business day to revoke.
d.If you are age 40 or over and your separation is part of an employment termination program, you acknowledge that the Company made the following available to you: (a) the class, unit, or group of individuals covered by the employment termination program; the eligibility factors for the program; and applicable time limits; and (b) the job titles and ages of all individuals eligible or selected for the program as well as those in the same job classification or organizational unit who are not eligible or selected.

For Minnesota Employees Only: You have fifteen (15) days from the date you sign this Agreement to revoke this Agreement by delivering a written notice of revocation to Seth Ravin at Rimini Street, Inc., 6601 Koll Center Pkwy., Suite 300, Pleasanton, CA 94566 USA (Revocation Period). If the Revocation Period expires on a weekend or national holiday, you will have until the end of the next business day to revoke. For Minnesota employees, this Agreement will become effective on the day after the end of the Revocation Period, provided you do not revoke this Agreement (“Effective Date”). You understand that, to be effective, your revocation must be in writing, and must be delivered to the Company either by hand or mail within the 15-day period. If delivered by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to Seth Ravin; and (3) sent by certified mail return receipt requested. If you revoke this Agreement, you understand that the Company is not required to provide you with the consideration in Section 2.

For West Virginia Employees Only: By executing this Agreement, you knowingly and voluntarily waive any and all claims under the West Virginia Human Rights Act (“WVHRA”) and further agree with respect to the WVHRA that:
a.This waiver is part of an agreement that is written in a manner that you understand;
b.This waiver specifically refers to rights and claims arising under the WVHRA;
c.You waive any WVHRA rights or claims, except that you do not waive any claims under the WVHRA that may arise after the date you sign this Agreement;
d.You have been given additional consideration, over and above that to which you are otherwise entitled, in exchange for your waiver of WVHRA rights and claims;
e.You are advised to consult with an attorney before signing this Agreement, have had an opportunity to consult with an attorney, and have been provided the toll-free number of the West Virginia State Bar Association (1-866-989-8227) before executing this Agreement;
f.You shall have a minimum of twenty-one (21) days from the date you receive this Agreement within which to consider it, although you may accept the Agreement at any time within those twenty-one (21) days;
g.You shall have seven (7) days from the date you accept and sign this Agreement within which to revoke your acceptance of this Agreement (Revocation Period). To be effective, such revocation must be made in writing and delivered to Seth Ravin at Rimini Street, Inc., 6601 Koll Center Pkwy., Suite 300, Pleasanton, CA 94566 USA, on or before the seventh (7th) day after you sign it. If you revoke this Agreement, it shall not be effective or enforceable and you shall not receive any of the payments or other consideration set forth in this Agreement. For West Virginia employees, this Agreement will become effective on the day after the end of the Revocation Period, provided you do not revoke this Agreement (“Effective Date”);
h.If your separation is part of an employment termination program, you acknowledge that the Company made the following available to you: (i) the class, unit, or group of individuals covered by the employment termination program; the eligibility factors for the program; the method and/or factors used or considered in arriving at the amount of consideration offered, and applicable time limits; and (ii) the job titles and ages of all individuals eligible or selected for the program as well as those in the same job classification or organizational unit who are not eligible or selected.

11.Counterparts. This Agreement may be executed in counterpart originals and each such counterpart shall be binding on all the parties executing the Agreement as though one agreement had been signed by the parties. Fax, photocopy, or electronic copy signature shall also be as effective and enforceable as an original.
If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Seth Ravin within twenty-one (21) days on or before 07/01/2022.

Very truly yours,
/s/ Seth A. Ravin
Seth A. Ravin, CEO, Rimini Street, Inc.

EMPLOYEE:

    I have had an adequate opportunity to review this document away from Employer’s premises and to consult anyone of my choice regarding it, including an independent attorney selected by me. I fully understand the contents of this Agreement and I agree to all its terms and conditions.

Dated: June 10, 2022	/s/ Gerard Brossard
Gerard Brossard

Exhibit A: Employee Intellectual Property and Confidentiality Agreement

[Intentionally omitted]

Exhibit B:

Bonus Payments:

•Your 2022 Q1 Bonus will be paid on June 30, 2022, in accordance with the Company Bonus Program, normal payroll practices and less all applicable payroll taxes and withholdings.

•Your 2022 Q2 Pro-rated Bonus will be paid on September 30, 2022, in accordance with the Company Bonus Program, normal payroll practices and less all applicable payroll taxes and withholdings.